UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2009

TIME WARNER CABLE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

60 Columbus Circle, New York, New York, 10023
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 364-8200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04  Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On March 7, 2009, Time Warner Cable Inc. (the “Company”) received a notice (the “Notice”) required by Section 101(i)(2)(E) of the Employee Retirement Income Security Act of 1974, as amended, regarding a blackout period under the TWC Savings Plan (the “Plan”) as a result of the previously announced separation of the Company from its parent, Time Warner Inc. (“Time Warner”), under the terms of a separation agreement entered into on May 20, 2008 (the “Separation”). The Separation will be effected in the form of a pro rata dividend (the “Spin-Off Dividend”) of all shares of the Company’s common stock, par value $0.01 per share (the “TWC Common Stock”), held by Time Warner to holders of record of Time Warner’s common stock as of 8:00 p.m. on March 12, 2009, the record date for the Spin-Off Dividend. On March 12, 2009, Time Warner will deposit its shares of TWC Common Stock with an agent, and the agent will distribute the TWC Common Stock on March 27, 2009, the distribution date for the Spin-Off Dividend. The Company sponsors the Plan, a defined contribution pension plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, under which a Time Warner Inc. Stock Fund (the “TWX Stock Fund”) is offered as an investment option and a Time Warner Cable Inc. Stock Fund (the “TWC Stock Fund”) will be established in connection with the distribution of shares of TWC Common Stock in the Spin-Off Dividend on the shares of Time Warner common stock held by the TWX Stock Fund. In connection with the distribution of the Spin-Off Dividend, activity in the TWX Stock Fund and the TWC Stock Fund will be suspended temporarily beginning at 4:00 p.m. on March 27, 2009 through the week of April 5, 2009, although the blackout may be lifted earlier. Any questions concerning the Notice or the blackout can be directed to Fidelity at 1-877-TWC-BENS, option 3. The Notice is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 5.04.

The blackout period described in the Notice will not prohibit the Company’s directors and executive officers from engaging in transactions regarding shares of TWC Common Stock.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit	Description
99.1	Notice provided to participants in the TWC Savings Plan.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.

By:	/s/ Robert D. Marcus
Name:	Robert D. Marcus
Title:	Senior Executive Vice President

& Chief Financial Officer

Date:	March 12, 2009